Exhibit 99.1

EMSC News- For Immediate Release

Contact:	Deborah Hileman
Vice President, Corporate Communications & Investor Relations
303-495-1210
Deborah.hileman@emsc.net

EMERGENCY MEDICAL SERVICES ANNOUNCES

$0.43 DILUTED EPS AND INCREASES 2008 GUIDANCE

Highlights:

•                  Net revenue was $571.1 million, an increase of 10.5% compared to the second quarter of 2007;

•                  Diluted earnings per share was $0.43, an increase of 22.0% compared to the second quarter of 2007;

•                  Free Cash Flow of $65.4 million in the quarter compared to $6.4 million for the same quarter last year;

•                  Entry into the outsourced anesthesiology services market with the pending acquisition of the management services entity of Clinical Partners; and

•                  Increases 2008 diluted EPS guidance to an expected range of $1.70 - $1.75 from $1.57 - $1.63, and Adjusted EBITDA guidance to an expected range of $227 million to $232 million, from $225 million to $230 million.

Greenwood Village, Colorado (August 5, 2008) – Emergency Medical Services Corporation (NYSE: EMS) (EMSC or the Company) today announces results for the second quarter ended June 30, 2008.

William A. Sanger, Chairman and Chief Executive Officer, said, “EMSC continues to produce strong revenue and earnings growth, both sequentially and year over year.  We had excellent  cash flow in the quarter driven by improvements in our DSO and reductions in insurance collateral requirements. We again demonstrated our ability to leverage our unique market position by signing another national agreement offering both medical transportation and hospital-based physician services. We continue to expand our scope of services, as evidenced by yesterday’s announcement of our entry into the outsourced anesthesiology services market.”

Results of Operations for the Second Quarter 2008

For the quarter ended June 30, 2008, EMSC generated net revenue of $571.1 million, an increase of 10.5% compared to the same quarter last year. Adjusted EBITDA was $55.5 million, an increase quarter over quarter of 5.9%. The three months ended June 30, 2007 included

-MORE-

incremental revenue adjustments of approximately $4 million, with a positive Adjusted EBITDA impact of approximately $1.9 million. A reconciliation of non-GAAP to GAAP financial measures is included in this news release.

EMSC generated net income of $18.3 million, or $0.43 per diluted share, for the second quarter of 2008, compared to net income of $15.1 million, or $0.35 per diluted share, in the second quarter of last year, an increase of 22.0%.  The increase in earnings is attributable primarily to the net impact of higher rates and volumes on existing contracts, increased volume from net new contracts and acquisitions, gains on insurance collateral investments and lower interest expense, partially offset by higher provider compensation, fuel costs and income tax expense.

Free cash flow was $65.4 million in the second quarter 2008 compared to $6.4 million in the same quarter last year.  Cash provided by operating activities was $58.2 million in the second quarter 2008, compared to $23.1 million for the same quarter last year, primarily from an improvement in accounts receivable. Cash provided by operating activities in the second quarter 2008 was positively impacted by improved collections in both segments.  EMSC’s DSO decreased 2 days in the second quarter of 2008.

Net cash provided by investing activities was $0.5 million for the quarter ended June 30, 2008, compared to cash used in investing activities of $17.2 million for the same period in 2007.  The change is due to a $14.9 million reduction in net insurance collateral requirements and reduced net capital spending of $6.8 million compared to the same period last year, offset by an acquisition of $6.7 million during the second quarter 2008.

For the quarter ended June 30, 2008, net cash used in financing activities was $1.8 million compared to $6.3 million for the same quarter last year primarily due to changes in the amount of outstanding checks.

Results of Operations for the Six Months Ended June 30, 2008

EMSC’s net revenue was $1.14 billion for the six months ended June 30, 2008, an increase of 9.3% compared to the same period last year.  Adjusted EBITDA was $109.9 million, an increase of 3.0% from the same period last year.  The six months ended June 30, 2007 included incremental revenue adjustments of approximately $13 million, with a positive Adjusted EBITDA impact of approximately $10 million.

EMSC’s net income for the six months ended June 30, 2008 was $35.4 million, or $0.82 per diluted share, compared to net income of $31.7 million or $0.74 per diluted share, an increase of 11.6% over the same period last year.  The increase in earnings is attributable primarily to the net impact of higher rates and volumes on existing contracts, increased volume from net new contracts and acquisitions, gains on insurance collateral investments and lower interest expense, partially offset by higher provider compensation, fuel costs and income tax expense.

Free cash flow was $62.9 million for the six months ended June 30, 2008, an increase of $66.4 million over the six months ended last year.  Cash provided by operating activities for the six months ended June 30, 2008 was $55.4 million, compared to $19.3 million for the same period last year, driven primarily from improvements in collections and reduced insurance collateral.  EMSC’s DSO improved 3 days in the six months ended June 30, 2008.

-MORE-

Net cash used in investing activities was $12.4 million for the six months ended June 30, 2008 compared to $23.2 million for the same period in 2007.   The change in investing cash flows was affected by reduced insurance collateral requirements of $17.9 million, reduced capital expenditures of $12.5 million, offset by additional acquisition costs of $19.5 million.

For the six months ended June 30, 2008, net cash provided by financing activities was $1.2 million compared to cash used in financing activities of $5.9 million for the six months ended June 30, 2007 primarily from changes in the amount of outstanding checks.

Segment Results

EMSC operates two business segments: American Medical Response, Inc. (AMR), the Company’s healthcare transportation services segment, and EmCare Holdings Inc. (EmCare), the Company’s outsourced emergency department and hospital-based physician services segment.

American Medical Response (AMR)

For the quarter ended June 30, 2008, AMR generated net revenue of $323.7 million, an increase of 9.6% compared to the same quarter last year.  Adjusted EBITDA was $26.0 million, an increase of 11.2% compared to the same quarter last year.  The increase in Adjusted EBITDA is attributable primarily to the net impact of higher revenue in existing markets and acquisitions partially offset by higher fuel costs of $4.3 million and a reduction in favorable prior period insurance adjustments of $2.4 million compared to the same quarter last year.

For the six months ended June 30, 2008, AMR’s net revenue totaled $650.0 million, an increase of 7.7% compared to the same period last year.  Adjusted EBITDA was $54.4 million, an increase of 12.6% compared to the same period last year, or 7.6% excluding restructuring charges of $2.2 million recorded during the same period in 2007.

EmCare

For the quarter ended June 30, 2008, EmCare generated net revenue of $247.4 million, an increase of 11.7% compared to the same quarter last year.  The increase in revenue is primarily driven by volume increases at existing contracts and 37 net new contracts added since March 31, 2007.  Adjusted EBITDA was $29.5 million compared to $29.1 million last year, an increase of 1.7%.  The three months ended June 30, 2007 included incremental positive revenue adjustments of approximately $4 million, with an Adjusted EBITDA impact of approximately $1.9 million. Insurance expense in the second quarter 2008 included a reduction in favorable prior period adjustments of $2.9 million compared to the same period last year.  Compensation increased as a percent of net revenue due to increased provider costs in both new and existing contracts offset by lower operating costs.

For the six months ended June 30, 2008, EmCare’s net revenue was $486.9 million, an increase of 11.5% compared to the same period last year.  Adjusted EBITDA was $55.6 million compared to $58.4 million last year.  The six months ended June 30, 2007 included incremental positive revenue adjustments of approximately $13 million, with an Adjusted EBITDA impact of approximately $10 million.

-MORE-

Guidance

EPS guidance is updated to an expected range of $1.70 to $1.75 per diluted share from previously announced guidance of $1.57 to $1.63 per diluted share, and Adjusted EBITDA guidance is updated to an expected range of $227 million to $232 million from previously announced guidance of $225 million to $230 million.

Conference Call

EMSC management will host a conference call and live audio webcast on Tuesday, August 5, 2008, at 11:00 a.m. EDT, to discuss the Company’s financial results.  A 30-day online replay will be available approximately one hour following the conclusion of the live broadcast.  A link to the live broadcast and online replay is available on the Investor Relations section of the Company’s website at www.emsc.net.

About Emergency Medical Services Corporation

Emergency Medical Services Corporation (EMSC) is a leading provider of emergency medical services in the United States. EMSC operates two business segments: American Medical Response, Inc. (AMR), the Company’s healthcare transportation services segment, and EmCare Holdings Inc. (EmCare), the Company’s outsourced emergency department and hospital-based physician services segment. AMR is the leading provider of ambulance services in the United States. EmCare is the nation’s leading provider of outsourced emergency department and hospital-based physician services. In 2007, EMSC provided services to 10.6 million patients in more than 2,000 communities nationwide. EMSC is headquartered in Greenwood Village, Colorado. For additional information visit www.emsc.net.

Forward-Looking Statements

Certain statements and information herein may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. Any forward-looking statements herein are made as of the date of this press release, and EMSC undertakes no duty to update or revise any such statements. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in EMSC’s filings with the SEC from time to time, including in the section entitled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and subsequent periodic reports. Among the factors that could cause future results to differ materially from those provided in this press release are: the impact on our revenue of changes in transport volume, mix of insured and uninsured patients, and third party reimbursement rates and methods; the adequacy of our insurance coverage and insurance reserves; potential penalties or changes to our operations if we fail to comply with extensive and complex government regulation of our industry, both as it exists now and as it may change in the future;  our ability to recruit and retain qualified physicians and other healthcare professionals, and enforce our non-compete agreements with our physicians;  the loss of one or more members of our senior management team; the outcome of

-MORE-

government investigations of certain of our business practices; our ability to generate cash flow to service our debt obligations and fund the cost of capital expenditures to maintain and upgrade our vehicle fleet and medical equipment; and the loss of existing contracts and the accuracy of our assessment of costs under new contracts.

Non-GAAP Financial Measures Reconciliation

This press release includes presentations of Adjusted EBITDA, which is defined as net income before equity in earnings of unconsolidated subsidiary, income tax expense, interest and other income, realized gain on investments, interest expense, and depreciation and amortization. Adjusted EBITDA is commonly used by management and investors as a performance measure and a liquidity indicator. Adjusted EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded from Adjusted EBITDA are significant components in understanding and assessing our financial performance.  Adjusted EBITDA should not be considered in isolation or as an alternative to GAAP measures such as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in this news release.  Reconciliation for the forward-looking Adjusted EBITDA projections presented herein is not being provided due to the number of variables in the projected Adjusted EBITDA range. Since Adjusted EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

-MORE-

EMERGENCY MEDICAL SERVICES CORPORATION

Consolidated Statements of Operations and Other Information

Including a Reconciliation of Income from Operations to Adjusted EBITDA (1)

(unaudited; in thousands, except shares, per share data and other information)

	Quarter ended June 30,		Six months ended June 30,
	2008	2007	2008	2007

Net revenue	$571,079	$516,712	$1,136,865	$1,040,031
Compensation and benefits	400,501	357,309	794,852	712,241
Operating expenses	83,704	76,262	166,927	156,258
Insurance expense	17,568	17,476	38,531	37,777
Selling, general and administrative expenses	15,520	14,901	30,112	28,206
Depreciation and amortization expense	17,446	17,577	35,163	34,356
Restructuring charges	—	—	—	2,242
Income from operations	36,340	33,187	71,280	68,951
Interest income from restricted assets	1,735	1,660	3,490	3,375
Interest expense	(10,354)	(11,395)	(20,270)	(22,629)
Realized gain on investments	1,571	22	2,243	59
Interest and other income	287	532	589	1,189
Income before income taxes and equity in earnings of unconsolidated subsidiary	29,579	24,006	57,332	50,945
Income tax expense	(11,348)	(9,012)	(22,032)	(19,474)
Equity in earnings of unconsolidated subsidiary	104	101	54	255
Net income	$18,335	$15,095	$35,354	$31,726

Basic earnings per common share	$0.44	$0.36	$0.85	$0.76
Diluted earnings per common share	$0.43	$0.35	$0.82	$0.74
Weighted average common shares outstanding, basic	41,573,893	41,544,901	41,572,162	41,533,093
Weighted average common shares outstanding, diluted	43,022,034	43,211,661	43,052,668	43,120,416

Other Information
EmCare patient encounters	2,019,145	1,821,307	3,984,660	3,565,328
AMR ambulance transports	737,200	702,621	1,488,840	1,430,028
AMR weighted transports	748,606	715,462	1,512,120	1,457,132

Reconciliation of income from operations to Adjusted EBITDA
Income from operations	$36,340	$33,187	$71,280	$68,951
Depreciation and amortization expense	17,446	17,577	35,163	34,356
Interest income from restricted assets	1,735	1,660	3,490	3,375
Adjusted EBITDA	$55,521	$52,424	$109,933	$106,682

(1) These statements provide a reconciliation of Adjusted EBITDA to income from operations; and a reconciliation of income from operations to net income.

-MORE-

EMERGENCY MEDICAL SERVICES CORPORATION

Reconciliation of Adjusted EBITDA to Cash Flows provided by Operating Activities

(unaudited; in thousands)

	Quarter ended June 30,		Six months ended June 30,
	2008	2007	2008	2007

Adjusted EBITDA	$55,521	$52,424	$109,933	$106,682
Interest paid	(9,827)	(10,864)	(19,164)	(21,609)
Change in accounts receivable	12,556	(35,783)	(13,752)	(63,934)
Change in other operating assets/liabilities	659	17,164	(22,081)	(3,718)
Equity based compensation	562	400	1,124	800
Other	(1,314)	(215)	(681)	1,059
Net cash provided by operating activities	$58,157	$23,126	$55,379	$19,280

-MORE-

EMERGENCY MEDICAL SERVICES CORPORATION

Reconciliation of Segment Income from Operations to Adjusted EBITDA

(unaudited; in thousands)

	Quarter ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
AMR
Income from operations	$11,176	$8,934	$24,506	$19,408
Depreciation and amortization expense	14,118	13,711	28,504	27,461
Interest income from restricted assets	682	719	1,364	1,440
Adjusted EBITDA (1)	25,976	23,364	54,374	48,309

EmCare
Income from operations	25,164	24,253	46,774	49,543
Depreciation and amortization expense	3,328	3,866	6,659	6,895
Interest income from restricted assets	1,053	941	2,126	1,935
Adjusted EBITDA (2)	29,545	29,060	55,559	58,373

Total
Income from operations	36,340	33,187	71,280	68,951
Depreciation and amortization expense	17,446	17,577	35,163	34,356
Interest income from restricted assets	1,735	1,660	3,490	3,375
Adjusted EBITDA	$55,521	$52,424	$109,933	$106,682

(1)  AMR Adjusted EBITDA includes $2.2 million of restructuring charges for the six months ended June 30, 2007.

(2)  EmCare Adjusted EBITDA includes the net impact of approximately $1.9 million of positive revenue adjustments for the quarter ended June 30, 2007 and approximately $10 million of positive revenue adjustments for the six months ended June 30, 2007.

-MORE-

EMERGENCY MEDICAL SERVICES CORPORATION

Condensed Consolidated Balance Sheets

(in thousands)

	June 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$73,019	$28,914
Trade and other accounts receivable, net	512,027	495,348
Other current assets	156,314	146,498
Total current assets	741,360	670,760
Non-current assets:
Property, plant and equipment, net	127,745	143,342
Goodwill and other intangible assets, net	405,412	394,841
Other long-term assets	227,667	270,620
Total assets	$1,502,184	$1,479,563

Liabilities and Equity
Current liabilities	$301,490	$306,891
Long-term debt	476,186	478,166
Insurance reserves and other long-term liabilities	240,945	245,010
Total liabilities	1,018,621	1,030,067
Total equity	483,563	449,496
Total liabilities and equity	$1,502,184	$1,479,563

-MORE-

EMERGENCY MEDICAL SERVICES CORPORATION

Condensed Consolidated Statements of Cash Flows

(unaudited; in thousands)

	Quarter ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Cash Flows from Operating Activities
Net income	$18,335	$15,095	$35,354	$31,726
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, deferred taxes and other	26,607	26,650	55,858	55,206
Changes in operating assets/liabilities, net of acquisitions:
Trade and other accounts receivable	12,556	(35,783)	(13,752)	(63,934)
Insurance accruals	(3,741)	(5,020)	(7,140)	4
Other assets and liabilities	4,400	22,184	(14,941)	(3,722)
Net cash provided by operating activities	58,157	23,126	55,379	19,280

Cash Flows from Investing Activities
Purchases of property, plant and equipment, net	(7,496)	(14,256)	(9,960)	(22,452)
Acquisition of businesses, net of cash received	(6,679)	(477)	(19,957)	(477)
Net change in insurance collateral	12,731	(2,123)	14,856	(3,033)
Other investing activities	1,975	(306)	2,628	2,715
Net cash provided by (used in) investing activities	531	(17,162)	(12,433)	(23,247)

Cash Flows from Financing Activities
EMSC issuance of class A common stock	33	76	45	249
Borrowings under revolving credit facility	—	—	14,000	—
Repayments of capital lease obligations and other debt	(1,570)	(1,058)	(16,721)	(3,391)
Increase (decrease) in bank overdrafts	(287)	(5,330)	3,835	(2,743)
Net cash provided by (used in) financing activities	(1,824)	(6,312)	1,159	(5,885)

Change in cash and cash equivalents	56,864	(348)	44,105	(9,852)
Cash and cash equivalents, beginning of period	16,155	29,832	28,914	39,336
Cash and cash equivalents, end of period	$73,019	$29,484	$73,019	$29,484

Non-cash Activities
Capital lease obligations incurred	$682	$—	$682	$8,038

Free Cash Flow	$65,367	$6,441	$62,903	$(3,490)

Reconciliation of free cash flow to net cash provided by operating activities
Free cash flow	$65,367	$6,441	$62,903	$(3,490)
Purchase of property, plant and equipment, net	7,496	14,256	9,960	22,452
Net change in insurance collateral	(12,731)	2,123	(14,856)	3,033
Other investing activities	(1,975)	306	(2,628)	(2,715)
Net cash provided by operating activities	$58,157	$23,126	$55,379	$19,280

END